                                              Exhibit 99.1

News
For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: (203) 975-7110
Fax: (203) 975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES RECORD EARNINGS
AND STRONG CASH FLOW FOR THE FULL YEAR 2009

STAMFORD, CT, February 2, 2010 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported full year 2009 net income of $159.4 million, or $4.14 per diluted share, as compared to full year 2008 net income of $125.0 million, or $3.26 per diluted share.  Results for 2009 included pre-tax rationalization charges of $1.5 million, or $0.03 per diluted share net of tax, and a pre-tax charge of $1.3 million, or $0.02 per diluted share net of tax, for the loss on early extinguishment of debt.  Results for 2008 included pre-tax rationalization charges of $12.2 million, or $0.25 per diluted share net of tax.  Adjusted net income per diluted share was $4.19 for the full year 2009 and $3.51 for the full year 2008.

“We are pleased with our 2009 results as we delivered record adjusted net income per diluted share of $4.19, a 19.4 percent increase over the prior year, and generated record free cash flow,” said Tony Allott, President and CEO. “Our metal food container business improved its profitability and increased margins through solid volumes and excellent operational performance.  Our closures business continued to expand profitability by effectively managing their costs in the face of volume softness in the single-serve beverage market.  Our plastic container business was the most impacted by the recession but showed improvement as the year progressed,” continued Mr. Allott.  “Despite the record setting pace of our 2009 performance, we anticipate

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SILGAN HOLDINGS
February 2, 2010

improvements in each of our businesses in 2010 through modest market recovery and continued focus on cost controls and manufacturing efficiencies,” concluded Mr. Allott.

Highlights of the Company’s performance in 2009 include:

● Achieved record income from operations and increased adjusted net income per diluted share by 19.4 percent over the prior year.
●  Demonstrated the continued strength of its business franchises by completing a five-year period with compounded annual growth in adjusted net income per diluted share of approximately 12 percent, with earnings growth in years of general economic strength or weakness.

● Increased consolidated operating margin by 160 basis points over the prior year.
● Further improved returns on assets and managed capital investments to $100 million to support growth and productivity improvements.
● Generated $322.8 million of net cash from operating activities and record free cash flow of $264.1 million, or $6.86 per diluted share.
● Continued to strengthen the balance sheet with an increase in cash and cash equivalents from $163.0 million to $305.8 million.
● Effectively eliminated near term credit market risk with the successful issuance of $250 million aggregate principal amount of 7.25% senior unsecured notes maturing in 2016.
● Positioned the Company for future opportunities by significantly improving its credit statistics through debt reduction, improved earnings performance and cash generation.
● Increased the cash dividend by approximately 12 percent to $0.76 annually per share.

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SILGAN HOLDINGS
February 2, 2010

A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.  In addition, the Company is providing a reconciliation in Table C of this press release of net cash provided by operating activities to free cash flow, a Non-GAAP financial measure, which adjusts net cash provided by operating activities for capital expenditures and changes in outstanding checks.

In the fourth quarter of 2009, the Company changed its accounting for inventories for its domestic plastic container business from the last in, first out (LIFO) method to the first in, first out (FIFO) method.  All amounts have been presented as if such accounting change occurred as of the beginning of the earliest period presented.  The Company is providing a reconciliation in Table D of this press release of the impact of the change from LIFO to FIFO for each of the quarterly periods in 2009 and 2008 and each of the annual periods for the past five years with respect to income from operations of the plastic container business and net income per diluted share and adjusted net income per diluted share of the Company.

Net sales for the full year of 2009 were $3.07 billion, a decrease of $54.2 million, or 1.7 percent, as compared to $3.12 billion in 2008.  This decrease was primarily the result of lower average selling prices in the plastic container business largely attributable to the pass through of lower resin prices, lower volumes in the closures and plastic container businesses and the impact of unfavorable foreign currency translation, partially offset by higher average selling prices in the metal food container business due to the pass through of higher raw material and other manufacturing costs.

Income from operations for 2009 was $298.6 million, an increase of $44.9 million, or 17.7 percent, as compared to $253.7 million for 2008, and operating margin increased to 9.7 percent from 8.1 percent for the same periods.  These increases were primarily attributable to improved manufacturing efficiencies and ongoing cost controls across all businesses and lower rationalization charges, partially offset by increased pension expense and the impact from lower unit volumes in the closures and plastic container businesses.

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SILGAN HOLDINGS
February 2, 2010

Interest and other debt expense before loss on early extinguishment of debt for 2009 was $49.7 million, a decrease of $10.4 million as compared to 2008.  This decrease was primarily due to lower average debt balances outstanding in 2009 as compared to 2008, partially offset by slightly higher interest rates largely as a result of the issuance of $250 million principal amount of 7.25% senior unsecured notes in May 2009.  During 2009, the Company utilized the net proceeds from this issuance and cash on hand to prepay certain term loan installment payments and foreign debt.  Additionally, as a result of these prepayments, the Company incurred a loss on early extinguishment of debt of $1.3 million.

The Company delivered record free cash flow for 2009 of $264.1 million compared to $180.7 million in 2008, primarily as a result of a reduction in working capital due largely to strong cash collections, improved earnings and lower capital expenditures.

Metal Food Containers

Net sales of the metal food container business were $1.92 billion in 2009, an increase of $129.9 million, or 7.3 percent, as compared to $1.79 billion in 2008.  This increase was primarily due to higher average selling prices as a result of the pass through of higher tin plate and other manufacturing costs.  Unit volume was essentially flat year-over-year as volume increases from a favorable fruit and vegetable pack in the third quarter of 2009 were offset by the effect of the buy ahead in the fourth quarter of 2008 as a result of certain customers buying in advance of 2009 tin plate price increases.

Income from operations of the metal food container business in 2009 was $206.4 million, an increase of $44.2 million as compared to $162.2 million in 2008, and operating margin increased to 10.8 percent from 9.1 percent over the same periods.  These increases were primarily the result of improved manufacturing efficiencies due in part to the significant pack volume in the third quarter of 2009, ongoing improvements in cost controls and a decrease in rationalization charges of $3.3 million, partially offset by higher pension and depreciation expense.

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SILGAN HOLDINGS
February 2, 2010

Closures

Net sales of the closures business were $609.1 million for 2009, a decrease of $73.7 million, or 10.8 percent, as compared to $682.8 million in 2008.  This decrease was primarily the result of lower unit volumes largely attributable to demand softness in the single-serve beverage markets and a buy ahead in the fourth quarter of 2008 due to 2009 tin plate price increases and unfavorable foreign currency translation, partially offset by higher metal closure pricing due to the pass through of higher tin plate prices.

Income from operations of the closures business for 2009 increased $14.3 million to $74.1 million as compared to $59.8 million in 2008, and operating margin increased to 12.2 percent from 8.8 percent over the same periods.  These increases were primarily attributable to the benefits of ongoing cost reduction initiatives, improved manufacturing efficiencies and lower rationalization charges, partially offset by lower unit volumes.  Rationalization charges were $1.3 million and $7.9 million for the years ended 2009 and 2008, respectively.

Plastic Containers

Net sales of the plastic container business were $541.5 million in 2009, a decrease of $110.4 million, or 16.9 percent, as compared to $651.9 million in 2008.  This decrease was principally due to the impact of lower average selling prices as a result of the pass through of lower raw material costs, a decline in unit volumes and unfavorable foreign currency translation.

Income from operations of the plastic container business was $31.3 million, a decrease of $12.5 million as compared to $43.8 million in 2008, and operating margin decreased to 5.8 percent from 6.7 percent over the same periods.  These decreases were primarily attributable to lower unit volumes and higher pension expense, partially offset by ongoing cost reductions.

Fourth Quarter

The Company reported net income for the fourth quarter of 2009 of $23.9 million, or $0.62 per diluted share, as compared to net income for the fourth quarter of 2008 of $15.2 million, or $0.40 per diluted share.  The results for the fourth quarter of 2009 included a pre-tax charge of $0.6 million, or $0.01 per diluted share net of tax, for the loss on early extinguishment of debt.

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SILGAN HOLDINGS
February 2, 2010

Results for the fourth quarter of 2008 included pre-tax rationalization charges of $2.3 million, or $0.05 per diluted share net of tax.  As a result, adjusted net income per diluted share for the fourth quarter of 2009 was $0.63 versus $0.45 in the prior year quarter.

Net sales for the fourth quarter of 2009 decreased $36.3 million, or 4.9 percent, to $705.3 million as compared to $741.6 million for the fourth quarter of 2008.  This decrease was primarily due to lower unit volumes in the metal food container and closures businesses due to the buy ahead in 2008 and lower average selling prices in the plastic container business largely attributable to the pass through of lower resin prices, partially offset by higher average selling prices in the metal food container business due to the pass through of higher raw material and other manufacturing costs, favorable foreign currency translation and higher unit volumes in the plastic container business.  The metal food container business and metal closures had incremental volumes in the fourth quarter of 2008 as a result of certain customers buying in advance of 2009 tin plate price increases.

Income from operations for the fourth quarter of 2009 was $51.1 million, as compared to $35.2 million for the fourth quarter of 2008 and operating margin increased to 7.2 percent from 4.7 percent over the same periods.  These increases were a result of improved manufacturing efficiencies and ongoing cost controls across all businesses and lower rationalization charges, partially offset by lower unit volumes in the metal food container and closures businesses due to the buy ahead in the fourth quarter of 2008 in advance of 2009 price increases and higher pension expense.

The effective tax rate for the fourth quarter of 2009 was 35.6 percent as compared to 28.3 percent for the same period in 2008.  The 2008 effective tax rate, which reflects the change in the method of accounting for inventory for the plastic container business from LIFO to FIFO, includes certain state tax credits and the impact of the full year benefit from research and development credits approved in the fourth quarter of 2008.

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SILGAN HOLDINGS
February 2, 2010

Dividend

On December 15, 2009, the Company paid a quarterly cash dividend in the amount of $0.19 per share to holders of record of common stock of the Company on December 1, 2009.  This dividend payment aggregated $7.3 million.

Outlook for 2010

The Company currently estimates that its adjusted net income per diluted share for the full year 2010 will be in the range of $4.25 to $4.45 which excludes rationalization charges and the impact from the remeasurement of net assets in Venezuela.  In 2010, the Company announced plans in its plastic container business which provide for the shutdown of its Port Clinton, Ohio facility and consolidation of this plant’s operations into other production sites.  The total estimated cost of this rationalization plan is approximately $5.0 million, or $0.08 per diluted share.  The Company also expects to write down its net assets in its Venezuelan operations due to the recently announced change to the official Bolivar exchange rate.  The impact of this remeasurement is currently estimated to be $0.08 per diluted share.

Net sales in the metal food container business are expected to be slightly lower in 2010 as compared to 2009 primarily due to the contractual pass through of lower manufacturing costs.  Operating profit in the metal food container business is expected to show modest improvement from the benefit of ongoing cost reductions and productivity initiatives and other benefits derived from capital investments.  Net sales and operating profit in the closures business are expected to improve slightly in 2010, primarily attributable to some recovery of unit volumes in the single-serve beverage market.  In the plastic container business, net sales are expected to increase as a result of unit volume increases due to modest demand recovery throughout the year and the pass through of slightly higher resin costs.  Operating profit in the plastic container business is expected to increase modestly due to volume growth and ongoing manufacturing improvements.

The Company expects interest expense to be flat in 2010 as compared to 2009 due to higher interest rates, primarily from the full year impact of the 7.25% senior unsecured notes issued in May 2009, offset by anticipated lower outstanding debt balances resulting from the prepayment

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SILGAN HOLDINGS
February 2, 2010

of debt amortization in 2009 and the utilization of cash balances instead of revolving loan borrowings for seasonal working capital.

The Company currently estimates that free cash flow in 2010 will be between $175 million and $225 million, as capital expenditures and working capital return to more normalized levels.

The Company is providing an estimate of adjusted net income per diluted share for the first quarter of 2010 in the range of $0.60 to $0.70 as compared to adjusted net income per diluted share of $0.73 in the first quarter of 2009.  The estimate for the first quarter of 2010 excludes rationalization charges of $0.04 per diluted share for the shut down of the Port Clinton, Ohio facility and $0.08 per diluted share for the impact from the remeasurement of the net assets in Venezuela.  The first quarter of 2009 benefited significantly from the delayed pass through of lower resin costs in the plastic container business, while the first quarter of 2010 is expected to be negatively impacted by similar delays in passing through rapidly increasing resin costs and higher interest expense due to the issuance of the $250 million principal amount of 7.25% senior unsecured notes in May 2009.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the fourth quarter and full year 2009 at 11:00 a.m. eastern time on February 3, 2010.  The toll free number for domestic callers is (877) 795-3613, and the number for international callers is (719) 325-4837.  For those unable to listen to the live call, a taped rebroadcast will be available through February 16, 2010.  To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820.  The pass code is 5043685.

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Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2009.  Silgan operates 66 manufacturing facilities in North and South America, Europe and Asia.  In North America, Silgan is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care

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SILGAN HOLDINGS
February 2, 2010

products.  In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2008 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions, except per share amounts)

	Fourth Quarter		Year Ended
	2009	2008	2009	2008

Net sales	$705.3	$741.6	$3,066.8	$3,121.0

Cost of goods sold	613.1	658.6	2,605.7	2,694.4

Gross profit	92.2	83.0	461.1	426.6

Selling, general and administrative expenses	41.1	45.5	161.0	160.7

Rationalization charges	--	2.3	1.5	12.2

Income from operations	51.1	35.2	298.6	253.7

Interest and other debt expense before loss
on early extinguishment of debt	13.4	14.0	49.7	60.1

Loss on early extinguishment of debt	0.6	--	1.3	--

Interest and other debt expense	14.0	14.0	51.0	60.1

Income before income taxes	37.1	21.2	247.6	193.6

Provision for income taxes	13.2	6.0	88.2	68.6

Net income	$23.9	$15.2	$159.4	$125.0

Earnings per share:
Basic net income per share	$0.63	$0.40	$4.18	$3.30
Diluted net income per share	$0.62	$0.40	$4.14	$3.26

Cash dividends per common share	$0.19	$0.17	$0.76	$0.68

Weighted average shares (000’s):
Basic	38,264	37,995	38,175	37,889
Diluted	38,573	38,344	38,486	38,286

Note: Amounts have been adjusted for the retrospective application of the change in the method of accounting for inventory for the plastic container business from LIFO to FIFO.

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions)

	Fourth Quarter		Year Ended
	2009	2008	2009	2008
Net sales:
Metal food containers	$422.7	$440.2	$1,916.2	$1,786.3
Closures	145.8	151.1	609.1	682.8
Plastic containers	136.8	150.3	541.5	651.9
Consolidated	$705.3	$741.6	$3,066.8	$3,121.0

Income from operations:
Metal food containers (a)	$33.8	$27.4	$206.4	$162.2
Closures (b)	13.3	6.4	74.1	59.8
Plastic containers (c) (d)	7.3	4.4	31.3	43.8
Corporate	(3.3)	(3.0)	(13.2)	(12.1)
Consolidated	$51.1	$35.2	$298.6	$253.7

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
December 31,
(Dollars in millions)

	2009	2008
Assets:
Cash and cash equivalents	$305.8	$163.0
Trade accounts receivable, net	196.6	266.9
Inventories (d)	387.2	377.7
Other current assets	24.7	31.1
Property, plant and equipment, net	882.3	917.5
Other assets, net	417.8	408.1
Total assets	$2,214.4	$2,164.3

Liabilities and stockholders’ equity:
Current liabilities, excluding debt (d)	$398.3	$412.3
Current and long-term debt	799.4	884.9
Other liabilities	330.9	342.1
Stockholders’ equity (d)	685.8	525.0
Total liabilities and stockholders’ equity	$2,214.4	$2,164.3

(a)	Includes rationalization charges of $0.5 million and $3.3 million for the fourth quarter and year ended December 31, 2008.
(b)
Includes rationalization charges of $1.8 million for the fourth quarter of 2008 and rationalization charges of $1.3 million and $7.9 million for the year ended December 31, 2009 and 2008, respectively.

(c)	Includes rationalization charges of $0.2 million and $1.0 million for the year ended December 31, 2009 and 2008, respectively.
(d)	Amounts have been adjusted for the retrospective application of the change in the method of accounting for inventory for the plastic container business from LIFO to FIFO.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the year ended December 31,
(Dollars in millions)

	2009	2008

Cash flows provided by (used in) operating activities:
Net income	$159.4	$125.0
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	147.3	145.3
Rationalization charges	1.5	12.2
Loss on early extinguishment of debt	1.3	--
Other	12.4	16.3
Other changes that provided (used) cash, net
of effects from acquisitions:
Trade accounts receivable, net	72.1	(49.5)
Inventories	(7.9)	48.9
Trade accounts payable and other changes, net	(63.3)	47.2
Net cash provided by operating activities	322.8	345.4

Cash flows provided by (used in) investing activities:
Purchases of businesses, net of cash acquired	--	(14.5)
Capital expenditures	(99.6)	(122.9)
Proceeds from asset sales	2.9	1.7
Net cash used in investing activities	(96.7)	(135.7)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(29.4)	(26.0)
Changes in outstanding checks - principally vendors	40.9	(41.8)
Net repayments and other financing activities	(94.8)	(74.8)
Net cash used in financing activities	(83.3)	(142.6)

Cash and cash equivalents:
Net increase	142.8	67.1
Balance at beginning of year	163.0	95.9
Balance at end of year	$305.8	$163.0

Note: Amounts have been adjusted for the retrospective application of the change in the method of accounting for inventory for the plastic container business from LIFO to FIFO.

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
 (UNAUDITED)
For the quarter and year ended December 31,

Table A

	Fourth Quarter		Year Ended
	2009	2008	2009	2008

Net income per diluted share as reported	$0.62	$0.40	$4.14	$3.26

Adjustments:
Rationalization charges, net of tax	--	0.05	0.03	0.25
Loss on early extinguishment of debt, net of tax	0.01	--	0.02	--
Adjusted net income per diluted share	$0.63	$0.45	$4.19	$3.51

Note: Amounts have been adjusted for the retrospective application of the change in the method of accounting for inventory for the plastic container business from LIFO to FIFO.

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,

        Table B

	First Quarter			Year Ended
	March 31,			December 31,
	Estimated	Actual		Estimated	Actual
	Low 2010	High 2010	2009	Low 2010	High 2010	2009
Net income per diluted share as estimated for 2010 and as reported for 2009	$0.48	$0.58	$0.70	$4.09	$4.29	$4.14

Adjustments:
Rationalization charges, net of tax	0.04	0.04	0.03	0.08	0.08	0.03
Loss on early extinguishment of debt, net of tax	--	--	--	--	--	0.02
Venezuela remeasurement	0.08	0.08	--	0.08	0.08	--
Adjusted net income per diluted share as estimated for 2010 and presented for 2009	$0.60	$0.70	$0.73	$4.25	$4.45	$4.19

Note: Amounts have been adjusted for the retrospective application of the change in the method of accounting for inventory for the plastic container business from LIFO to FIFO.

SILGAN HOLDINGS INC.
RECONCILIATION OF FREE CASH FLOW (2)
(UNAUDITED)
For the year ended December 31,
 (Dollars in millions)

      Table C

	2009	2008

Net cash provided by operating activities	$322.8	$345.4

Capital expenditures	(99.6)	(122.9)
Changes in outstanding checks	40.9	(41.8)

Free cash flow	$264.1	$180.7

SILGAN HOLDINGS INC.
RETROSPECTIVE APPLICATION OF ACCOUNTING CHANGE FROM LIFO TO FIFO
(UNAUDITED)

	Plastic Container Business
	Income from operations
	As reported	Adjustment (a)	Adjusted
	(Dollars in millions)

First Quarter 2009	$16.1	$(1.2)	$14.9
Second Quarter 2009	4.3	1.7	6.0
Third Quarter 2009	2.6	0.5	3.1
Fourth Quarter 2009	6.0	1.3	7.3

Year ended December 31, 2009	$29.0	$2.3	$31.3

First Quarter 2008	$12.6	$0.3	$12.9
Second Quarter 2008	13.6	2.1	15.7
Third Quarter 2008	9.1	1.7	10.8
Fourth Quarter 2008	19.5	(15.1)	4.4

Year ended December 31, 2008	$54.8	$(11.0)	$43.8

Year ended December 31, 2007	$50.2	$6.6	$56.8

Year ended December 31, 2006	$42.5	$(5.8)	$36.7

Year ended December 31, 2005	$40.8	$4.6	$45.4

	Net income		Adjusted net income
	per diluted share (b)		per diluted share (b)
	As reported	Adjusted	As reported	Adjusted

First Quarter 2009	$0.72	$0.70	$0.75	$0.73
Second Quarter 2009	0.88	0.90	0.89	0.91
Third Quarter 2009	1.91	1.92	1.91	1.92
Fourth Quarter 2009	0.60	0.62	0.61	0.63

Year ended December 31, 2009	$4.11	$4.14	$4.16	$4.19

First Quarter 2008	$0.55	$0.56	$0.63	$0.64
Second Quarter 2008	0.87	0.90	0.92	0.95
Third Quarter 2008	1.38	1.41	1.45	1.48
Fourth Quarter 2008	0.64	0.40	0.69	0.45

Year ended December 31, 2008	$3.44	$3.26	$3.69	$3.51

Year ended December 31, 2007	$3.22	$3.32	$3.32	$3.42

Year ended December 31, 2006	$2.74	$2.65	$2.88	$2.79

Year ended December 31, 2005	$2.33	$2.40	$2.51	$2.58

(a)	Adjustment to retrospectively apply the change in method of accounting for inventory for the plastic container business from LIFO to FIFO.
(b)
Net income per diluted share is computed independently for each of the periods presented.  Accordingly, the sum of the quarterly net income per diluted share amounts may not equal the total for the year.

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, the loss on early extinguishment of debt and the impact from the remeasurement of the net assets of the Venezuela operations from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)
The Company has presented free cash flow in this press release, which is a Non-GAAP financial measure.  The Company’s management believes that free cash flow is important to support its stated business strategy of investing in internal growth and acquisitions.  Free cash flow is defined as net cash provided by operating activities adjusted for capital expenditures and changes in outstanding checks. At times, there may be other unusual cash items that will be excluded from free cash flow. Net cash provided by operating activities is the most comparable financial measure under U.S. generally accepted accounting principles to free cash flow, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of cash flows and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net cash provided by operating activities as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.